Exhibit 10.23

SERVICE AGREEMENT

This Service Agreement (the “Agreement”) is made as of the 5th day of June 2013, between Global Water Management, LLC (“FATHOM”), and GLOBAL WATER, LLC, a Delaware limited liability company (“GW, LLC”), CP WATER COMPANY, an Arizona Corporation; GLOBAL WATER – SANTA CRUZ WATER COMPANY, an Arizona corporation; GLOBAL WATER – PALO VERDE UTILITIES COMPANY, an Arizona corporation; WATER UTILITY OF NORTHERN SCOTTSDALE, INC., an Arizona corporation; WATER UTILITY OF GREATER TONOPAH, INC., an Arizona Corporation; VALENCIA WATER COMPANY, INC., an Arizona corporation; WILLOW VALLEY WATER CO., INC., an Arizona corporation (collectively the “Customer”), collectively the “Parties.”

RECITALS

A. GW, LLC is the holding company of the private regulated utility companies party to this Agreement, as identified in Exhibit E – GW, LLC Active Regulated Utilities.

B. Global Water Resources, Inc. (“GWRI”) is the parent of the Customer, including the private regulated utility companies.

C. FATHOM has developed and uses its own proprietary software known as FATHOM™ to operate, query, and provide solutions for utility managers, operators, and customers. FATHOM’s products are collectively referred to in this Agreement as the “Platform”.

D. FATHOM desires that public and private utilities access the Platform as a fee-based service through its cloud computing environment over the internet. FATHOM also desires that public and private utilities procure meters and meter reading infrastructure (AMI) and other services as required to ensure deployment and operability of the Platform.

E. Customer desires to utilize and gain the benefits of FATHOM’s Platform for the active private regulated utility companies indicated in Exhibit E.

F. Customer desires to obtain a right to access the Platform for its utility services from FATHOM on the use of the Platform. FATHOM is willing to grant Customer access to and offer support for the Platform, subject to the terms of this Agreement.

G. The Parties desire to enter into an Agreement where FATHOM will provide the Platform, and any required training, and support services to Customer in accordance with the terms of this Agreement.

H. The Parties acknowledge that part of the benefit of the FATHOM brand is that FATHOM was created by a utility affiliate, and therefore the FATHOM™ Utility-to-Utility (U2U™) Solutions branding is important and will continue to be used by FATHOM. The Parties acknowledge that the relationship between the Parties is important and long term in nature and each Party will make a good faith effort to support the other to the extent reasonably possible and commercially appropriate.

AGREEMENT

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. DEFINITIONS.

1.1.	As used in this Agreement, the following terms shall have the meanings set forth below:

(A)	Access means Customer’s access to and use of the Platform in accordance with this Agreement and Exhibit A, Selected Services Schedule and Fees.

(B)	Confidential Information means that information of either party (“Disclosing Party”) which is disclosed to the other party (“Receiving Party”) under this Agreement in written form and marked “Confidential,” “Proprietary,” or similar designation and all other information (including if orally disclosed)that the Receiving Party should reasonably discern, by an objective examination of the disclosure and the surrounding facts and circumstances, to be confidential in nature. Confidential Information includes, but is not limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, product plans, and business information.

(C)	Documentation means any instruction, comment, or information whether in printed or electronic form.

(D)	Effective Date means date first written above.

(E)	FATHOM Documentation means the Documentation related to the Platform including, but not limited to any technical or user documentation relating to the installation, use, or maintenance of the Platform, including reference, user, installation, systems administrator, technical manuals, guides, and “readme” files, whether in hard copy or in on-line format, as may be supplied from time to time by FATHOM to Customer. FATHOM Documentation includes any updates, upgrades, or new versions of the foregoing released by FATHOM, in its sole discretion during the term of this Agreement.

(F)	Platform means FATHOM’s proprietary software known as FATHOM™ to operate, query, and provide solutions for utility managers, operators, and customer.

(G)	Securities Purchase Agreement means the Securities Purchase Agreement dated as of the date hereof by and among FATHOM Water Management Holdings, LLP, a Delaware limited liability partnership, FATHOM Water Management, Inc., a Delaware corporation, FATHOM and GWRI.

(H)	Support Services means the support services provided by FATHOM with respect to the Access Permit, as set forth in Exhibit B, Support Services.

(I)	Scope of Service means the document explaining the services to be provided as set forth in Exhibit D, Scope of Services. This document is managed and may be altered with the written consent of the project managers for the Parties.

2. ACCESS.

2.1.	Subject to the terms and conditions of this Agreement, FATHOM grants Customer a limited, nonexclusive, nontransferable, and revocable right to use and access FATHOM’s Platform only for those services specifically identified and selected in accordance with Exhibit D, beginning on the Effective Date. Customer acknowledges that Access will be granted to its employees for the purpose of managing the water and wastewater infrastructure associated with Customer and operated via one or more internet connections.

2.2.	The Access granted by this Agreement is for a ten (10) year period beginning on the Effective Date (“Initial Period”), and shall thereafter automatically renew for an additional ten year period, unless written notice to not renew is provided not later than one hundred and eighty (180) days prior to the expiration of the Initial Period, after which this Agreement shall expire at the end of the Initial Period. The parties acknowledge that non-renewal of this Agreement after completion of the Initial Period may be for or without default/cause.

2.3.	Customer is allowed Access solely for Customer’s own internal operations, and cannot sublicense, rent, or permit anyone other than Customer’s own authorized employees and agents that have received proper training by FATHOM personnel, to use or have access to the Platform under any circumstances not authorized by this Agreement.

2.4.	Unless otherwise expressly authorized in this Agreement, Customer shall not:

(A)	Distribute, disclose, or transfer to any third party, except for Customer’s employees and agents, any portion of the Platform or use or demonstrate the Platform in any service bureau arrangement, facility management, or third party training; or

(B)	Use the Platform for any purpose or application other than as permitted under this Agreement.

(C)	Attempt to derive, or permit or help others to derive the source code relating to the software or attempt to otherwise convert or alter the software into human readable code or remove or obscure any product identification, copyright or other notices from any Documentation.

2.5.	FATHOM has the right, upon reasonable advance notice and during regular business hours, to inspect Customer’s books, records, computers, and facilities with respect to the use of the Platform to verify that:

(A)	such use is within the scope of this Agreement,

(B)	there are appropriate security procedures to protect any Confidential Information,

(C)	Customer is in compliance with Section 2.4

(D)	Customer is in compliance with its other obligations under Section 2 of this Agreement.

2.6.	GW, LLC shall cause any private regulated utility company that becomes a direct or indirect subsidiary of GW, LLC and has customers to be a party to this Agreement.

3. FEES; PAYMENT TERMS; SECURITY INTEREST; TAXES.

3.1.	GW, LLC shall pay to FATHOM the fees set forth in Exhibit A. FATHOM will deliver monthly invoices for the fees.

3.2.	All payments are due as provided for in Section 3.1 fifteen (15) days from the invoice date. Any unpaid invoices or amounts not paid in accordance with Section 3.1, and remain unpaid for a period of ten (10) days from the due date of the invoice will be subject to interest and late fees in accordance with Exhibit A. GW, LLC’s failure to pay any fees within five (5) days following written notice from FATHOM may, at FATHOM’s sole discretion, result in FATHOM exercising any of its rights and remedies at law and in equity, including but not limited to terminating Customer’s Access and/or disconnecting Customer from FATHOM’s servers and other connection providers without notice to Customer. Customer agrees to pay FATHOM the costs associated with the disconnection of services under this Section 3.2.

3.3.	FATHOM’s fees for any services provided to Customer under this Agreement will be adjusted annually as provided for in Exhibit A.

3.4.	The fees listed in this Agreement do not include taxes. If FATHOM is required to pay sales, use, property, value-added, withholding, or other taxes based on the goods and services provided to Customer under this Agreement, then and unless Customer provides FATHOM with a valid tax exemption certificate, such taxes will be billed to and paid by Customer.

3.5.	FATHOM will maintain an automated lock-box for receipt of all utility bill payments made through the FATHOM™ Platform associated with the scope of this Agreement. At the close of business of each day, FATHOM will tabulate the total utility bill payments generated during that day of (A) the bills, (B) the “Past Due Notice” mailings, and (C) the “Final Invoice transmittals (collectively, “Customer Collections”). The parties expressly agree that a Customer Collection may include water, wastewater and/or reclaimed water charges but shall still constitute one single Customer Collection. Customer Collections may be made via transitional mail or electronically based on the customer’s preference. Each day FATHOM shall issue payment to Customer equal to the cash collected by FATHOM in connection with the total utility bill payments generated during the prior day of the Customer Collections. No other payments due from Customer to FATHOM shall be deducted from this payment of fees for utility bills. Any payments due from Customer to FATHOM pursuant to this Agreement shall be invoiced and paid directly by Customer.

3.6.

If a Royalty Payment (as defined in the Securities Purchase Agreement) is owed to GWRI pursuant to the terms of the Securities Purchase Agreement, then by mutual written consent in each instance (A) GW, LLC may elect to deduct all or any portion of such Royalty Payment from any amounts due and owing from GW, LLC to FATHOM pursuant to Section 3.1 of this Agreement or (B) FATHOM may elect to reduce all or any portion of such Royalty Payment by any amounts due and owing from GW, LLC to FATHOM pursuant to Section 3.1 of this Agreement. The Parties acknowledge that the Royalty Payment may exceed the fees owed to FATHOM pursuant to Section 3.1 of this Agreement and the Royalty Payment shall not be limited in any way by the payments due and owing under Section 3.1 of this Agreement.

4. CUSTOMER’S OBLIGATIONS.

4.1.	Customer must, as reasonably requested by FATHOM, provide FATHOM with detailed information about Customer’s account information, billing rates, work flow, billing and collecting procedures, transaction volumes, and current and historical account data to assist FATHOM in establishing the Platform for Customer’s use; provided that the information is not otherwise subject to disclosure restrictions under federal, state, or local law. Any information provided under this Section 4.1 shall be considered Confidential Information.

4.2.	Customer must designate a project manager or an information technology team to coordinate and work with FATHOM in the support of the Platform. The identity and contact information of the Customer project manager and information technology team must be provided in Exhibit C, Contacts.

5. FATHOM’S OBLIGATIONS.

5.1.	FATHOM agrees, at no additional cost to Customer, that FATHOM personnel performing services in connection with this Agreement will have the technical experience, proper training, and qualification to fulfill FATHOM’s obligations under the Agreement.

5.2.	FATHOM will be solely responsible for obtaining and maintaining appropriate insurance coverage for the activities conducted by FATHOM personnel under this Agreement, including but not limited to, comprehensive general liability insurance with limits of not less than $1,000,000 for injury to or death of one or more persons in any one occurrence and for damage or destruction to property in any one occurrence, and professional liability insurance with limits of not less than $500,000 per occurrence and $1,000,000 in the aggregate. The insurance must name Customer as an additional insured and certify that no alteration, modification, or termination of such coverage will be effective without at least thirty (30) days’ advance written notice to Customer.

5.3.	FATHOM must designate an information technology team to coordinate and work with Customer in the support of the Platform. The identity and contact information of the FATHOM project manager or information technology team must be provided in Exhibit C.

6. INTENTIONALLY OMITTED.

7. PROPRIETARY AND INTELLECTUAL PROPERTY RIGHTS.

7.1.	Customer acknowledges that the Platform and FATHOM Documentation is considered by FATHOM to be valuable trade secrets of FATHOM or third-party providers. FATHOM or its third-party providers are the sole and exclusive owner of the Platform and FATHOM Documentation, as well as any related trademarks and domain names. The Access granted by this Agreement does not give Customer any ownership interest in the Platform or FATHOM Documentation, but only the limited right to access and use the Platform and FATHOM Documentation under the terms of this Agreement.

7.2.	Customer agrees that it will not remove, alter, or otherwise obscure any proprietary rights notices appearing in the Platform or FATHOM Documentation delivered to Customer under this Agreement.

7.3.	The Platform or FATHOM Documentation may include certain custom modifications made by FATHOM in order to meet the Customer’s expectation. FATHOM will retain title to any custom modifications, and may, at is sole discretion and at any time, make changes, upgrades, updates, enhancements, or other modifications to the Platform or FATHOM Documentation.

7.4.	Within sixty (60) days of the Effective Date, FATHOM shall arrange for a copy of the source code for the Platform to be deposited with Iron Mountain Incorporated (or other such entity agreed by the parties) and shall enter into a corresponding software escrow agreement (“Escrow Agreement”) agreed to by the parties acting in good faith. The fees charged by the escrow agent shall be an obligation of the Customer. On at least an annual basis, FATHOM shall deposit with the escrow agent updated source code for the Platform to reflect any improvements or updates.

7.5.	The Escrow Agreement shall provide for the delivery of the source code for the Platform to Customer within sixty (60) days of the commencement of an event of any liquidation, dissolution, winding up, bankruptcy or similar event of FATHOM, whether voluntary or involuntary, and then only upon termination by Customer of this Agreement under Section 15.1. The Customer shall be able to use such source code solely to ensure continuity of Access as defined in Section 1.1, but shall not have any right to change the source code (except to makes changes to its configuration as it pertains to price adjustments) or gain any ownership of the intellectual property rights of the source code. For purposes of this Section 7.4, a change of control of FATHOM or a sale or transfer of its assets shall not constitute an event of liquidation, dissolution or winding up of FATHOM.

8. CONFIDENTIALITY

8.1.	The Platform (including all source code), FATHOM Documentation must be considered Confidential Information of FATHOM’s for purposes of this Agreement, regardless of whether or not it is so marked. Except as permitted in this Agreement, Customer must not use, make, have made, distribute, or disclose any copies of the Platform or FATHOM Documentation, in whole or in part, or the information contained therein without the prior written authorization of FATHOM.

8.2.	Upon the termination or expiration of this Agreement, Customer will comply with the provisions of Section 15.

8.3.	Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The Receiving Party must, at all times, keep in confidence and trust all of the Disclosing Party’s Confidential Information received by it. The Receiving Party must not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement. The Receiving Party must take reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party’s Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party must not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, contractors, and consultants who need access to the Confidential Information in order to effect the intent of this Agreement. Those officers, employees, contractors, or consultants of the Receiving Party needing access to the Confidential Information to effect the intent of this Agreement will be bound by the same obligations as the Receiving Party. The Receiving Party must immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party’s Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information.

8.4.	The obligations set forth in Section 8 do not apply to the extent that Confidential Information includes information which is:

(A)	now or afterwards, through no unauthorized act or failure to act on the Receiving Party’s part, in the public domain;

(B)	was in the Receiving Party’s possession before receipt from the Disclosing Party and obtained from a source other than the Disclosing Party and other than through the prior relationship of the Disclosing Party and the Receiving Party;

(C)	furnished to the Receiving Party by a third party as a matter of right and without restriction on disclosure;

(D)	furnished to others by the Disclosing Party without restriction on disclosure;

(E)	independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information; or

(F)	required to be disclosed by Customer or FATHOM in accordance with an applicable federal, state, or local public disclosure law.

8.5.	Nothing in this Agreement prevents the Receiving Party from disclosing Confidential Information to the extent the Receiving Party is legally compelled to do so by any governmental, investigative, or judicial agency in accordance with proceedings over which the agency has jurisdiction; provided, however, that prior to any such disclosure, the Receiving Party must:

(A)	assert the confidential nature of the Confidential Information to the agency;

(B)	immediately notify the Disclosing Party in writing of the agency’s order or request to disclose; and

(C)	cooperate fully with the Disclosing Party in protecting against any such disclosure.

Subsection (C) shall not require the Receiving Party to legally defend or be a party to any lawsuit or other legal action regarding disclosure of Confidential Information, the Parties expressly acknowledging that legal defense of any Confidential Information shall remain the duty of the Disclosing Party.

8.6.	Each party agrees to provide the other with Information where required to comply with any court order, subpoena, civil investigatory demand, or the order or discovery request of any governmental or investigative agency with jurisdiction, provided that any such information shall be Confidential Information under this agreement.

8.7.	Upon signing this agreement GW, LLC and its affiliates acknowledge and agree that they will have no rights to the intellectual property in connection with FATHOM and/or the Platform except as described in Section 7 of this Agreement and will be bound by the terms of Confidentiality as defined in this Section 8. In addition, to the extent of a direct conflict between this Agreement and the Securities Purchase Agreement, the Securities Purchase Agreement will govern.

9. WARRANTY

9.1.	FATHOM warrants that the access to the Platform will function for its intended use only for those services provided in accordance with Exhibit D. In the event the Platform fails to function for its intended use, in whole or in part, and FATHOM is unable to cure the failure within the time frames set forth Section 13 of this Agreement, Customer may terminate this Agreement for default pursuant to Section 15 of this Agreement. Customer acknowledges the Platform functions for its intended use.

9.2.	Except as provided for in Section 9.1, neither FATHOM nor its third-party providers make any warranties, terms, or conditions, either express, implied or statutory, as to the Platform or the FATHOM Documentation or as to any other matter whatsoever with respect to the subject matter of this Agreement, and the Platform or the FATHOM Documentation and all other items furnished or made available under this Agreement are provided “as is”. In addition and except as provided for in Section 9.1, FATHOM disclaims and excludes any and all warranties, whether statutory, express or implied, including without limitation the implied warranties of merchantability, fitness for a particular purpose, non-infringement, course of dealing, and course of performance.

10. PATENT AND COPYRIGHT INDEMNITY; CONFIDENTIAL INFORMATION INDEMNITY.

10.1.	FATHOM must indemnify, defend and hold harmless Customer and its officers, directors, employees, agents, and representatives from and against those damages, losses, liabilities, judgments, awards, costs, and expenses of any nature whatsoever, including reasonable attorney’s fees and court costs incurred by Customer arising from:

(A)	any claim that Customer’s use of the Platform or FATHOM Documentation, or any of its components, infringes any patent, copyright, trade secret, trademark, or any other proprietary rights of any kind, but in each case only to the extent exclusively arising from changes to the Platform or FATHOM Documentation after the Effective Date; or

(B)	any intentional misappropriation, misuse, or disclosure of any of Customer’s Confidential Information by FATHOM or any of its employees, contractors, or agents.

10.2.	Customer must indemnify, defend and hold harmless FATHOM and its officers, directors, employees, agents, and representatives from and against those damages, losses, liabilities, judgments, awards, costs, and expenses of any nature whatsoever, including reasonable attorney’s fees and court costs incurred by FATHOM arising from any intentional misappropriation, misuse, or disclosure of any of FATHOM’s Confidential Information by Customer or any of its employees, contractors, or agents.

10.3.	Each party must promptly notify the other in writing of any claim arising under Section 10. Under no circumstances will either party be liable for any consequential, special, or punitive damages for any reason arising under this Section 10.

11. INDEMNIFICATION

11.1.	FATHOM must indemnify and defend Customer and each director, officer, employee, or agent (Customer and any such person being called a “Customer Indemnified Party”), from and against all losses, claims, damages, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees, court costs and the costs of appellate proceedings) to which any such Customer Indemnified Party may become subject, under any theory of liability whatsoever (“Claims”), insofar as such Claims (or actions in respect thereof) relate to, arise out of, or are caused by or based upon the gross negligence or intentional misconduct of FATHOM, its officers, employees, or agents in connection with FATHOM establishing the Platform for Customer under this Agreement.

11.2.	Customer agrees to indemnify and defend FATHOM, its affiliates, managers, directors, members, officers, agents, and employees (the “FATHOM Indemnified Party”) from and against all Claims (including, but not limited to, reasonable attorneys’ fees, court costs and the cost of appellate proceedings) to which any such FATHOM Indemnified Party may become subject, under any theory of liability whatsoever), insofar as such Claims (or actions in respect thereof) relate to, arise out of, or are caused by or based upon the gross negligence or intentional misconduct of Customer, its council members, officers, employees, or agents, in connection with Customer’s use of the Platform.

12. LIMITATION OF LIABILITY

12.1.	Neither FATHOM nor its third-party providers will have any liability for incidental, consequential, indirect, special or punitive damages, or liabilities of any kind or for loss of revenue, loss of business, or other financial loss arising out of or in connection with this Agreement, regardless of the form of the action, whether in contract, tort (including negligence), strict product liability or otherwise, even if any representative of a party to this Agreement has been advised of the possibility of such damages and even if any limited remedy specified in this Agreement is considered to have failed of its essential purpose.

12.2.	Customer acknowledges that the allocation of risk in this Agreement is consistent with software industry pattern and practice and is an integral part of the consideration for this Agreement, without which FATHOM would be unable to provide the Platform and related services at the prices specified. Except for FATHOM’s indemnification in Sections 10 and 11.1, FATHOM’s entire liability for damages in connection with this Agreement must not exceed the amounts committed to by Customer to FATHOM under this Agreement for any single year of the agreement.

12.3.	The Parties acknowledge that nothing in this Agreement modifies or supersedes those representations and warranties made by GWRI in the Securities Purchase Agreement.

13. DEFAULT

13.1.	Failure or unreasonable delay by any Party to perform or otherwise act in accordance with any non-monetary, material provision of this Agreement for a period of thirty (30) days after written notice from the non-breaching Party (“Cure Period”), constitutes a default under this Agreement. The notice shall specify the nature of the alleged default.

13.2.	If the failure or delay is such that more than thirty (30) days would reasonably be required to perform such action or comply with any term or provision, then such Party will have additional time as may be necessary to perform or comply so long as such Party completes such performance or fulfills such obligation not more than sixty (60) days after written notice from the non-breaching Party. Notwithstanding the above, the Parties may mutually agree, in writing, to a longer Cure Period.

13.3.	In the event such default is not cured within the Cure Period, the Agreement may be terminated by the Party not in default in accordance with Section 15.1.

14. REMEDIES.

14.1.	Either party’s breach or violation of the other party’s intellectual property rights or Confidential Information may cause irreparable injury to such other party for which such other party may not have an adequate remedy at law. Under those circumstances, each party shall have the right to seek injunctive relief from a court of competent jurisdiction for a breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; or any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others.

14.2.	In addition to the remedies provided for in Section 14.1, FATHOM may exercise its rights and remedies, at law and in equity, for a breach of this Agreement by Customer.

15. TERMINATION.

15.1.	Either Party may terminate this Agreement, only for default and, only after complying with the provisions of Section 13 in the event of a non-monetary default and Section 3.2 in the event of a monetary default, by providing thirty (30) days written notice to the defaulting Party.

15.2.	Except as otherwise provided in Section 7.5, within fifteen (15) days after termination or expiration of this Agreement under any circumstances, the following event must occur:

(A)	The Access and other provisions of this Agreement are terminated.

(B)	Customer’s use of the Platform is terminated.

(C)	Customer must return to FATHOM or, upon written request by FATHOM, destroy all copies of the FATHOM Documentation, and shall delete or destroy all portions or excerpts of the Platform or FATHOM Documentation contained, commingled, or incorporated in any form with Customer’s information and electronic systems, including electronic data files and magnetically encoded media, so that neither Customer nor any of Customer’s affiliates retain any of the Platform or FATHOM Documentation in whole or in part. Upon request, Customer must certify in writing the complete return or destruction of the Platform or FATHOM Documentation within thirty (30) days of the request.

(D)	Within fifteen (15) days after termination of the Access, FATHOM must either return to Customer or destroy all copies of the Customer data and documentation, including electronic data files and magnetically encoded media, such that neither FATHOM nor any of FATHOM’s affiliates retain any of the Customer’s data in whole or in part. Upon request, FATHOM must certify such complete return or destruction in writing to Customer within thirty (30) days of the request.

15.3.	Notwithstanding any provision to the contrary, in the event GWRI or the Customer elects to sell one or more of the private regulated utilities indicated in Exhibit E, and the acquirer makes such a transaction contingent upon the termination of the Agreement for that utility only, the Customer and FATHOM agree to renegotiate an increase in FATHOM fees contained within this contract. The negotiation shall be in good faith and shall be only with respect to the reapportion of the necessary ongoing revenues and costs contemplated under this Agreement to reflect the sale of the private regulated utility. Once a mutually acceptable fee has been agreed upon by FATHOM and the Customer, FATHOM shall consent to the termination of the Agreement with regards to only the private regulated utility being sold in accordance with a to be established transition schedule and such private regulated utility shall have no further obligations under this Agreement.

15.4.	Notwithstanding any provision to the contrary, neither the termination nor expiration of this Agreement relieves either party from its obligations to pay the other any sums accrued under this Agreement.

16.	ASSIGNMENT. Customer cannot assign or transfer this Agreement, the Access, or any other rights granted by this Agreement, whether by operation of law (including as a result of a change of control) or otherwise without written acceptance of FATHOM, which shall not be unreasonably withheld, conditioned, or delayed.

17.	DISPUTE RESOLUTION.

17.1.	In the event that any dispute arises between the Parties, the Parties must attempt in good faith to identify a neutral third-party acceptable to both Parties who is experienced in matters such as those provided for in this Agreement, and request that person to mediate the dispute. In the event that such mediation is not undertaken and successfully concluded within sixty (60) days after the dispute arises, the Parties to any such dispute may pursue those rights, remedies, and causes of actions provided for in this Agreement.

18.	NOTICES

18.1.	Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally, (b) sent by confirmed fax, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 18.1.

If to Customer:	Global Water, LLC 21410 N. 19th Ave Suite 201 Phoenix, AZ 85027 Attn: Ron Fleming, President Facsimile: (623) 580-9659

With a copy to (which shall not constitute notice):	Snell & Wilmer L.L.P. One Arizona Center 400 E. Van Buren Phoenix, AZ 85004 Attn: Michael M. Donahey

If to FATHOM:	Global Water Management, LLC. 21410 N. 19th Ave., Ste. 201 Phoenix, Arizona, 85027 Attn: Jason Bethke, President Facsimile: (623) 580-9659

19.	MISCELLANEOUS.

19.1.

Survival. The Parties agree that the terms of Sections 7 (Proprietary and Intellectual Property Rights), 10 (Patent and Copyright Indemnity; Confidential Information Indemnity), 11 (Indemnification) and 12 (Limitation of Liability) will survive the expiration or termination of this Agreement.

19.2.	Severability. If any provision of this Agreement is declared void or unenforceable (or is construed as requiring any Party to do any act in violation of any constitutional provision, law, regulation, rule or municipal code or ordinance), in whole or in part, such provision shall be deemed severed from this Agreement and this Agreement shall otherwise remain in full force and effect; provided, however, that this Agreement shall retroactively be deemed reformed to the extent reasonably possible in such a manner so that the reformed Agreement provides essentially the same rights and benefits (economic and otherwise) to the Parties as if such severance and reformation were not required. The Parties further agree, in such circumstances, to do all acts and to execute all amendments, instruments, and consents necessary to accomplish and to give effect to the purposes of this Agreement, as reformed.

19.3.	Attorneys’ Fees. The prevailing party in any litigation in connection with this Agreement may recover its attorneys’ fees and costs from the losing party.

19.4.	No Third Party Beneficiaries. No person or entity shall be a third party beneficiary to this Agreement.

19.5.	Recitals. All of the recitals set forth above are incorporated into and made an integral part of this Agreement for all purposes by this reference

19.6.	Integration. This Agreement constitutes the entire agreement between the Parties with respect to, and supersedes any prior agreement, understanding, negotiation or representation regarding, the subject matter of this Agreement. There are no representations, warranties, understandings or agreements other than those expressly set forth in this Agreement. The Parties expressly acknowledge and agree that any discussion outlines utilized during the course of negotiations do not constitute binding agreements of the Parties and must not be utilized to interpret or construe any provision of this Agreement. Customer represents and warrants that the services and scope of services provided hereunder are substantially the same as those provided prior to the Effective Date.

19.7.	Further Assurances. Each Party agrees to perform such further acts and to execute and deliver such additional agreements, documents, acknowledgments, and instruments as any other Party may reasonably require consummating, evidencing, confirming, or carrying out the transactions contemplated by this Agreement.

19.8.	Relationship of Parties. No partnership, joint venture or other business relationship is established among the Parties to this Agreement. Except as expressly provided in this Agreement, no Party shall be liable for any acts, omissions or negligence on the part of any other Party or such other Party’s employees, agents, independent contractors, agents or successors-in-interest resulting in either personal injury, economic loss, or property damage to any individual or entity.

19.9.	Amendment. The terms, conditions, and representations of the Parties contained in this Agreement may not be amended, modified, or altered except in a writing signed by all parties.

19.10.	Force Majeure. A Party’s obligations under this Agreement may be suspended by a Party in the event of (a) an occurrence beyond the reasonable control of that Party which materially adversely affects the ability of that Party to perform its obligations hereunder or to comply with the requirements of any governmental order, permit or other approval; (b) acts of God, landslides, lightning, earthquakes, hurricanes, tornadoes, severe weather, fires, explosions, floods, acts of a public enemy, war, terrorist acts, blockades, insurrections, riots or civil disturbances; (c) labor disputes, strikes, work slowdowns or work stoppages; or (d) orders and/or judgments of any federal, state or local court, administrative agency or governmental body, or other entity, if not the result of (i) willful misconduct or negligent action of the Party relying thereon or (ii) failure to act in accordance with this Agreement; provided, however, that the contesting in good faith by such Party of any such order and/or judgment shall not constitute or be construed to constitute willful misconduct or a negligent action or inaction of such Party. All parties agree to minimize delay or damages resulting from such an event.

19.11.	Governing Law. The terms of this Agreement must be construed in accordance with and governed by the laws of the State of Arizona.

19.12.	Counterparts. This Agreement may be executed by signing in counterparts. The execution by all of the Parties to the Agreement by each signing a counterpart of this instrument constitutes a valid execution, and this instrument and all of its counterparts so executed must be considered for all purposes to be a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

19.13.	Inurement. This Agreement inures to the benefit of and is binding upon the Parties, their successors, and assigns.

19.14.	Paragraph Headings. The paragraph headings are for convenience only, are not part of this Agreement, do not to limit or alter any provision, and are not relevant in construing this Agreement.

[SIGNATURES ON THE FOLLOWING PAGE.]

IN WITNESS WHEREOF, the authorized representatives of Customer and FATHOM have duly executed this Agreement as of the date below.

Global Water, LLC
a Delaware limited liability company

By:	/s/ Ron L. Fleming
Name:	Ron L. Fleming
Its:	President
Date:	June 5, 2013

CP Water Company
an Arizona Corporation

By:	/s/ Ron L. Fleming
Name:	Ron L. Fleming
Its:	President
Date:	June 5, 2013

Global Water – Palo Verde Utilities Company
an Arizona corpolation

By:	/s/ Ron L. Fleming
Name:	Ron L. Fleming
Its:	President
Date:	June 5, 2013

Global Water Management, LLC
a Delaware limited liability company

By:	/s/ Jason Bethke
Name:	Jason Bethke
Its:	President
Date:	June 5, 2013 - Fathom

Global Water – Santa Cruz Water Company
an Arizona corporation

By:	/s/ Ron L. Fleming
Name:	Ron L. Fleming
Its:	President
Date	June 5, 2013

Water Utility of Northern Scottsdale, Inc
an Arizona corporation

By:	/s/ Ron L. Fleming
Name:	Ron L. Fleming
Its:	President
Date	June 5, 2013

[Signature Page to FATHOM Service Agreement]

Water Utility of Greater Tonopah, Inc.
an Arizona corporation

By:	/s/ Ron L. Fleming
Name:	Ron L. Fleming
Its:	President
Date:	June 5, 2013

Willow Valley Water Co., Inc.
an Arizona corporation

By:	/s/ Ron L. Fleming
Name:	Ron L. Fleming
Its:	President
Date:	June 5, 2013

Valencia Water Company, Inc.
an Arizona corporation

By:	/s/ Ron L. Fleming
Name:	Ron L. Fleming
Its:	President
Date:	June 5, 2013

[Signature Page to FATHOM Service Agreement]